Exhibit 99.3

AMENDMENT OF EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of March 26, 2008 between QuadraMed Corporation, a Delaware corporation with offices at 12110 Sunset Hill Road, Suite 600, Reston, Virginia 20190 (“Company”), and James R. Klein, an individual currently residing at [ADDRESS] (“Employee”).

WITNESSETH THAT:

WHEREAS, Employee and the Company have heretofore entered into an Employment Agreement, dated as of August 1, 2005 (the “Employment Agreement”); and

WHEREAS, Employee and the Company desire to revise the Employment Agreement to specify certain involuntary termination protections as approved by the Compensation Committee, update the document based on changes in tax law, and to modify related provisions;

NOW, THEREFORE, IN WITNESS THEREOF, Employee and the Company hereby agree that from and after the date of execution of this Amendment that the Employment Agreement shall be and is hereby amended as follows:

1. Part One of the Employment Agreement is hereby amended by deleting the existing definition of “Involuntary Termination,” and inserting the following in lieu thereof:

“Involuntary Termination” means the termination of the Employee’s employment with the Company:

(i) involuntarily due to (1) the independent exercise of the Company’s unilateral authority to terminate the Employee’s services (other than due to the Employee’s implicit or explicit request), where the Employee was willing and able to continue performing such services, or (2) the Company’s failure to renew this Agreement pursuant to Section 5, provided that the Employee was willing and able to execute a new contract providing terms and conditions substantially similar to those in the expiring contract and to continue providing such services; or

(ii) voluntarily provided that (1) such termination occurs within two years of the initial existence of one or more of the following events without Employee’s written concurrence: (a) a change in Employee’s position with the Company or any successor which materially reduces Employee’s level of responsibility, (b) a material reduction in Employee’s base compensation (including base salary, fringe benefits and any non discretionary bonuses or other incentive payments earned pursuant to objective standards or criteria) or (c) a relocation of Employee’s principal place of employment by more than twenty-five (25) miles from Reston, Virginia, and (2) the Employee provides notice to the Company of the existence of the condition described in clause (1) within 90 days of the initial existence of the condition, upon the notice of which the Company must be provided a period of at least 30 days during which it may remedy the condition and not be required to pay any severance amount, if applicable.

2. Part Two, Section 1 of the Employment Agreement pertaining to Employee’s employment and duties is hereby amended by deleting the existing section in its entirety and inserting the following in lieu thereof:

1. Employment and Duties. The Company shall employ Employee as an executive officer in the position of Senior Vice President, Chief Technology Officer and Employee’s principal place of employment shall be at the Company’s offices located in Reston, Virginia. Employee agrees to continue in such employment for the duration of the Employment Period and to perform in good faith and to the best of Employee’s ability all services which may be required of Employee in Employee’s executive position and render such services at all reasonable times and places in accordance with reasonable directives and assignments issued by the Board and the Company’s Chief Executive Officer. During Employee’s Employment Period, Employee will devote Employee’s full time and effort to the business and affairs of the Company within the scope of Employee’s executive office.

3. Part Two, Section 4(D) of the Employment Agreement, pertaining to Employee’s incentive compensation, is hereby amended by deleting the existing section in its entirety and inserting the following in lieu thereof:

D. Employee shall be eligible for an incentive compensation bonus of up to fifty (50%) percent of Employee’s then-current annual rate of base salary. Employee’s incentive compensation bonus and timing of its payment will be in accordance with the Company’s practices for its executive officers; provided, however, that any incentive compensation bonus will not be paid later than the 15th day of the third month following the end of the Company’s first taxable year in which the Employee’s right to the payment is no longer subject to a substantial risk of forfeiture.

Employee may also be eligible for additional discretionary bonuses based on the achievement of certain specified goals established by the Board. Any award for such a bonus will be recommended to the Board’s Compensation Committee by the Chief Executive Officer of the Company. All bonuses pursuant to this paragraph are subject to final approval by the Board’s Compensation Committee. Any bonuses paid pursuant to this paragraph will not be paid later than the 15th day of the third month following the end of the Company’s first taxable year in which the Employee’s right to the payment is no longer subject to a substantial risk of forfeiture.

4. Part Two, Section 10 of the Employment Agreement, pertaining to Employee’s severance benefits on certain terminations of his employment, is hereby amended by deleting the existing section in its entirety and inserting the following in lieu thereof:

10. Severance Benefits.

A. Involuntary Termination.

1. Severance Benefit. If Employee is terminated by reason of an Involuntary Termination (other than a Termination for Cause), the Company will make a severance payment to Employee in an aggregate amount equal to the sum of six (6) months of the Employee’s then-current annual rate of base salary to be paid in monthly installments over a six (6) month period following the date of Employee’s Involuntary Termination; provided, however, that in no event will the amounts described in this Section 10.A.1. be paid later than the last day of the second taxable year of the Company following the taxable year in which the Employee’s Involuntary Termination occurs, and provided, however, that, to the extent the amounts described in this Section 10.A.1. exceed the amount specified in Treasury Regulations Section 1.409A-1(b)(9)(iii)(A), such excess will be paid no later than the 15th day of the third calendar month following the end of the Company’s taxable year in which Employee’s Involuntary Termination occurs.

2. Welfare Benefits. If Employee is terminated by reason of an Involuntary Termination (other than a Termination for Cause), for a period of six (6) months, the Company shall provide Employee (and Employee’s dependents, as applicable) with the same health benefits to which Employee was entitled as an employee immediately before the Involuntary Termination. To the maximum extent permitted by applicable law, the benefits provided under this Section 10.A.2. shall be in discharge of any obligations of the Company or any rights of Employee under the benefit continuation provisions under Section 4980A of the Code and Part VI of Title I of ERISA (“COBRA”) or any other legislation of similar import. Notwithstanding the foregoing, nothing in this Section 10.A.2. shall be construed to guarantee Employee life insurance or disability insurance after the date of Involuntary Termination.

B. Severance after Change in Control. If Employee is terminated by reason of an Involuntary Termination (other than a Termination for Cause) in connection with or within twelve (12) months following a Change in Control, Employee will be entitled to the severance and welfare benefits described below in this Section 10.B. These benefits are in lieu of any entitlement to severance and welfare benefit continuation under any preceding subsection or subsections of this Section 10, but in addition to any entitlements arising under other provisions of this Agreement (e.g., provisions providing accelerated vesting of Options). These benefits are as follows:

1. A severance payment, payable in one lump sum within thirty days (30) days of the date of such an Involuntary Termination, in an aggregate amount equal to:

(i) twelve (12) months of Employee’s then-current annual rate of base salary; and.

(ii) the maximum incentive compensation bonus payable to Employee under the Company’s Incentive Compensation Plan, or such bonus plan that has replaced such plan (the “ICP”) for the entire year in which the Involuntary Termination occurred. For the avoidance of doubt, such amount shall be calculated as if both Employee and the Company had achieved 100% of their respective goals and targets under the ICP in the year of his Involuntary Termination;

provided, however, that Employee may elect, in his sole discretion, to have the severance benefit payable pursuant to this Section 10.B paid in approximately equal monthly installments over a twelve (12) month period following the date of his Involuntary Termination; provided further, however, that in no event will any amounts in this Section 10.B. be paid later than the 15th day of the third calendar month following the end of the Company’s taxable year in which Employee’s Involuntary Termination occurs.

2. For a period of twelve (12) months, the same health benefits to which Employee (and Employee’s dependents, as applicable) was entitled as an employee immediately before the Involuntary Termination. To the maximum extent permitted by applicable law, the benefits provided under this Section 10.B.2. shall be in discharge of any obligations of the Company or any rights of Employee under the benefit continuation provisions under COBRA or any other legislation of similar import. Notwithstanding the foregoing, nothing in this Section 10.B.2. shall be construed to guarantee Employee life insurance or disability insurance after the date of Involuntary Termination.

C. Option Vesting. Upon an Involuntary Termination (other than a Termination for Cause), whether or not in connection with a Change in Control, all previously granted, but unvested, Options shall vest and be immediately exercisable as of the date such Involuntary Termination.

D. Amendments in Connection with Section 409A. Notwithstanding anything to the contrary in this Section 10, the Company shall have the authority to amend this Agreement to the extent necessary to comply with Code Section 409A and the regulations issued pursuant thereto.

E. Release of Company. Receipt of severance benefits pursuant to this Section 10 shall be in lieu of all other amounts payable by the Company to Employee and in settlement and complete release of all claims Employee may have against the Company or its directors, officers, or shareholders, other than those arising out of the severance benefits due and payable under Sections 10 and 15 of this Agreement and Employee’s rights under this Agreement. Employee acknowledges and agrees that execution of a general release of claims by Employee in a form reasonably acceptable to the Company shall be a condition precedent to the Company’s obligation to pay severance benefits hereunder.

5. Section references in the Employment Agreement shall be revised to reflect the amendments set forth in the preceding paragraphs of this Amendment.

6. Except as provided in the preceding paragraphs of this Amendment, the provisions of the Employment Agreement remain in full force and effect in accordance with their respective terms.

In Witness Whereof, and intending to be legally bound hereby, the parties hereto have caused this Amendment to be duly executed under seal as of the date first above written.

QUADRAMED CORPORATION

By:	/s/ Keith B. Hagen	/s/ James R. Klein
	Keith B. Hagen	James R. Klein
Chief Executive Officer and President